EXHIBIT 10.3
SHARE EXCHANGE AGREEMENT

by and among

Celtic Biotech Iowa, Inc. (“Purchaser“)
An Iowa Corporation,

and

Celtic Biotech Limited (“Acquiree”),
An Irish Limited Company,

Together (the “Parties”) or Individually (a “Party”)

June 4, 2014

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of June 4, 2014 (this “Agreement”), is made and entered into by and among Celtic Biotech Iowa, Inc., incorporated in the State of Iowa (“Purchaser”), and Celtic Biotech Limited, an Irish Limited Company (“Acquiree”) (together (the “Parties”) and individually (a “Party”)).

R E C I T A L S

WHEREAS, the Acquiree is seeking a partner for its continued development and the eventual marketing of its Intellectual Properties (the “IP”) and those products developed from that IP.

WHEREAS, Purchaser has agreed to provide partner with Acquiree to continue development of Acquiree’s IP and products developed from that IP.

WHEREAS, upon Close of this Agreement, the Board of Directors of both the Purchaser and the Acquiree will have adopted resolutions approving the acquisition, by Purchaser of Acquiree, through the exchange of shares between Purchaser and Acquiree (the “Acquisition”), upon the terms and conditions hereinafter set forth in this Agreement.

WHEREAS, the Acquiree must obtain the permission of its Stockholders to enact the terms of the Acquisition by attaining a vote of those Acquiree issued shares eligible to vote, and such vote must be of at least 95% for approval of the terms of this Agreement in order for the terms and conditions of this Agreement to be enacted (the “Approval”).

WHEREAS, upon Approval, and following consummation of the terms and conditions of this Agreement, Acquiree will become a subsidiary of Purchaser.

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the US Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code, and that this share exchange transaction shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement.

A G R E E M E N T

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE TRANSACTION

1.1 Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Approval” This Agreement will be: (i.) enacted should the Acquiree receive a shareholder vote which is at least 95% of the voting shares of Acquiree voting for the adoption of this Agreement, or (ii.) annulled, should the Acquiree receive a shareholder vote which is less than 95% of the voting shares of Acquiree for the adoption of this Agreement.

“Close” means the state where all the terms and conditions necessary to affect the Acquisition of Acquiree by Purchaser have been completed and the Acquiree has become a subsidiary of Purchaser.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

“FINRA” means Financial Industry Regulatory Authority.

“Knowledge” means the notice, acknowledgement, receipt or presence of any data by or to the officers, directors or advisors of the referenced Party.

 “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means an adverse effect on either referenced Party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the securities of Acquiree.

“Person” means any individual, corporation, partnership, joint venture, trust, business association, organization, governmental authority or other entity.

 “Securities Act” means the Securities Act of 1933, as amended.

“Section 368(a)(1)(B)” refers to Title 26 › Subtitle A › Chapter 1 › Subchapter C › Part III › Subpart D › subsection 368 of the US Code.

“Tax Returns” means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

“Tax” or “Taxes” means any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Transaction” means the transactions, transfer of ownership and change of control contemplated by this Agreement.

“US” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“US Code” means the official code of laws of the federal government of the United States of America.

1.2. Pre-Closing. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a) Acquiree will obtain Approval of the terms and conditions of this Agreement, no later than 90 days following the execution of this Agreement. Upon receipt of Approval, Acquiree will notify Purchaser of such Approval; then

(b) The Parties will mutually deliver those items called for in Article 7; then

(c) The Purchaser will issue to Acquiree certificates representing 474,419 shares of the Purchaser’s Series B Preferred Stock (the “Exchange Shares”) having those material attributes as detailed in Exhibit A, and a stated value of $2,229,924.00 (the “Purchase Price”); then

(d) Acquiree will issue to Purchaser shares of its common stock to Purchaser equal to 95% of its securities on a fully diluted basi (the “Acquiree Shares”); then

(e) The License Agreement, signed on March 10, 2014, between the Purchaser and the Acquiree, (the “License Agreement”), shall be annulled. The License rights, as detailed in the Disclosure Schedule 1.2(e), shall revert back to Acquiree (the LICENSOR in the License Agreement). The 115,839 shares of Series B Preferred stock paid by Purchaser to Acquiree for the License Agreement purchase, will be returned to Purchaser to be cancelled; then

(f) Acquiree will exchange with its shareholders, the Exchange Shares, for those common shares of the Acquiree held by the shareholders (Reference is made to the Exchange Share Chart listed in Exhibit B) which shall be cancelled upon such exchange.

1.3 The Close. Following the completion of Section 1.2 above, the Acquisition will be considered Closed.

1.4 Post Close. Immediately following the Close:

(a) The Acquiree will be placed as a subsidiary of Purchaser in the Purchasers Corporate Organization Chart and will report its financials to the Purchaser according to the requirements of the Purchaser.

(b) Eoghan Reid shall accept the position and be appointed as Resident Director of Acquiree and shall be retained in that position for a minimum of 5 years, in exchange for having 300,000 shares of Acquiree common shares issued in his name. Such position will require that Eoghan Reid be available and as the registered agent for the Acquiree in Ireland, responsible for inquiries to/from/of or related to the Acquiree’s status as an Ireland registered company.

(c) The Acquiree will call a meeting of its directors and address the following items: and

i. The Board of Directors will elect and seat Eoghan Reid as a Director and place him as the Resident Director; and
ii. The Board will elect and seat Cristopher Grunewald and (John Krone) to the board; and
iii. All remaining board members of Acquiree will resign; and
iv. The board will then amend the Bylaws of Acquiree as follows:
a. The Board of Directors shall consist of 3 Members.
b. Director appointment will be made by Shareholder vote.
c. Directors shall hold their seats for 5 years unless removed by the Board; and
v. Paul Reid will operate as President until removed by the Board; and
vi. Operational Financials will be reported to the Purchaser and included in Purchasers financials; and

(d) Purchaser will deliver to its parent company Spotlight Innovation, Inc. (“Spotlight”) this Agreement, the Notice of Approval, a statement of Closing and sufficient information so that Spotlight may make the appropriate securities disclosures and issue the appropriate press releases.

1.5. Further Transactional Items. Upon completion of the Acquisition, the Purchaser shall:

(a) appoint Paul Reid to the board of the Purchaser. The Board will recommend to its shareholders, that Paul Reid occupy this for a period of five years.

1.6 Closing Date. The closing of the Acquisition (the “Closing”) shall take place on such date as Section 1.2 is completed. Such date is referred to herein as the “Closing Date.”

1.7 Taking of Necessary Action; Further Action. If, at any time following the Close, any further action is or becomes necessary or desirable to carry out the purposes of this Agreement, the Purchaser and the Acquiree will take all such lawful and necessary action.

1.8 Tax Consequences. It is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the US Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax-free reorganization under the US Code.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, Purchaser hereby represents and warrants to Acquiree and the Acquiree Stockholders as of the date hereof and as of the Closing Date (unless otherwise indicated) as follows:

2.1 Organization. Purchaser has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of the state of Iowa, and has the requisite power to carry on its business as now conducted.

2.2 Capitalization. The authorized capital stock of Purchaser consists of 100,000,000 share of common stock, 500,000 Series A Preferred Stock, 500,000 shares of Series B Preferred Shares 4,000,000 shares of unissued Preferred Stock. The capitalization of Purchaser is set forth on Schedule 2.2, and as of Closing the capitalization shall not have changed. All of the issued and outstanding shares of Purchaser, as of the date of this Agreement are and as of Closing will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of shareholder interests. Except as set forth in the preceding sentence, no other class of shares or other security of Purchaser is authorized, issued, reserved for issuance or outstanding. Except as set forth on Schedule 2.2 there are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which Purchaser or any of the Purchaser is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any membership interests or other securities of Purchaser.

2.3 Subsidiaries. As of the Closing, Purchaser has no direct or indirect subsidiaries.

2.4 Certain Corporate Matters. Purchaser is duly qualified to do business as a corporation and is in good standing under the laws of the State of Iowa. Purchaser has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5 Authority Relative to this Agreement. Purchaser has the requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser will have been duly authorized by the Board of Directors of the Purchaser and no other actions on the part of Purchaser is necessary to authorize this Agreement or the transactions contemplated hereby. When delivered, this Agreement will have been duly and validly executed and delivered by Purchaser and will constitute a valid and binding agreement, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.6 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third Party, public body or authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws (or operating agreement) of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Purchaser is a Party or by which any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Purchaser taken as a whole.

2.7 Books and Records. The books and records of Purchaser will have been maintained in accordance with applicable generally accepted accounting principles.

2.8 Intellectual Property. Purchaser has no Knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Purchaser infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.9 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Exchange Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a material adverse effect.

2.10 Legal Compliance. To the best Knowledge of Purchaser, no claim has been filed against Purchaser alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.

2.11 Contracts. Purchaser is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a Party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.12 Labor Relations. No labor dispute exists or is imminent with respect to any of the employees of Purchaser which could reasonably be expected to result in a Material Adverse Effect. Purchaser is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.13 Title to Assets. Purchaser has good and marketable title to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of Purchaser. Any real property and facilities held under lease by Purchaser is held by it under valid, subsisting and enforceable leases with which Purchaser is in compliance.

2.14 Intentionally Omitted

2.15 Foreign Corrupt Practices. Neither Purchaser nor any Purchaser Subsidiary, nor to the Knowledge of Purchaser, any agent or other person acting on behalf of Purchaser, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Purchaser (or made by any person acting on its behalf of which Purchaser is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.16 Obligations of Management. Each officer and key employee of Purchaser is currently devoting substantially all of his or her business time to the conduct of business of Purchaser.

2.17 Minute Books. The minute books of Purchaser made available to Acquiree contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

2.18 Employee Benefits. Purchaser and Purchaser Subsidiary has (including the two years preceding the date hereof has had) no plans which are subject to ERISA.

2.19 Money Laundering Laws. The operations of Purchaser are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Purchaser with respect to the Money Laundering Laws is pending or, to the Knowledge of Purchaser, threatened.

2.20 Disclosure. The representations and warranties and statements of fact made by Purchaser and the Purchaser Subsidiaries in this Agreement are, to the best Knowledge of the Purchaser, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3
(Article 3 Intentionally Omitted)

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIREE

Acquiree hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1 Organization. Acquiree has been duly incorporated, validly exists as a limited liability corporation, and is in good standing under the laws of the Republic of Ireland, and has the requisite power to carry on its business as now conducted.

4.2 Capitalization. The authorized capital stock of Acquiree consists of 10,000,000 share of common stock and 0 shares of Preferred stock. The capitalization of Acquiree is set forth on Schedule 4.2, and as of Closing the capitalization shall not have changed. All of the issued and outstanding shares of Acquiree, as of the date of this Agreement are and as of Closing will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of shareholder interests. Except as set forth in the preceding sentence, no other class of shares or other security of Acquiree is authorized, issued, reserved for issuance or outstanding. Except as set forth on Schedule 4.2 there are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which Acquiree or any of the Acquiree is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any membership interests or other securities of Acquiree.

4.3 Subsidiaries. As of the Closing, Acquiree has no direct or indirect subsidiaries.

4.4 Certain Corporate Matters. Acquiree is duly qualified to do business as a corporation and is in good standing under the laws of the Republic of Ireland. Acquiree has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

4.5 Authority Relative to this Agreement. Acquiree has the requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Acquiree will have been duly authorized by the Acquiree shareholders and the Board of Directors of the Acquiree and no other actions on the part of Acquiree is necessary to authorize this Agreement or the transactions contemplated hereby. When delivered, this Agreement will have been duly and validly executed and delivered by Acquiree and will constitute a valid and binding agreement, enforceable against Acquiree in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.6 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third Party, public body or authority is necessary for the consummation by Acquiree of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Acquiree nor the consummation by Acquiree of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws (or operating agreement) of Acquiree, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Acquiree is a Party or by which any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiree, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Acquiree taken as a whole.

4.7 Books and Records. The books and records of Acquiree will have been maintained in accordance with applicable generally accepted accounting principles. Set forth on Schedule 4.7 are the assets and liabilities of the Acquiree.

4.8 Intellectual Property. Acquiree has no Knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Acquiree infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

4.9 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of Acquiree, threatened against or affecting Acquiree or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Exchange Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a material adverse effect.

4.10 Legal Compliance. To the best Knowledge of Acquiree, no claim has been filed against Acquiree alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.

4.11 Contracts. Acquiree is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a Party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.12 Labor Relations. No labor dispute exists or is imminent with respect to any of the employees of Acquiree which could reasonably be expected to result in a Material Adverse Effect. Acquiree is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.13 Title to Assets. Acquiree has good and marketable title to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of Acquiree. Any real property and facilities held under lease by Acquiree is held by it under valid, subsisting and enforceable leases with which Acquiree is in compliance. Schedule 4.13 contains a list of all assets of Acquiree.

4.14 Intentionally Omitted

4.15 Foreign Corrupt Practices. Neither Acquiree nor any Acquiree Subsidiary, nor to the Knowledge of Acquiree, any agent or other person acting on behalf of Acquiree, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Acquiree (or made by any person acting on its behalf of which Acquiree is aware) which is in violation of law.

4.16 Obligations of Management. Each officer and key employee of Acquiree is currently devoting substantially all of his or her business time to the conduct of business of Acquiree.

4.17 Minute Books. The minute books of Acquiree made available to Purchaser contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

4.18 Employee Benefits. Acquiree and Acquiree Subsidiary has (including the two years preceding the date hereof has had) no plans which are subject to Irish law.

4.19 Money Laundering Laws. The operations of Acquiree are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of international money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Acquiree with respect to the money laundering laws is pending or, to the Knowledge of Acquiree, threatened.

4.20 Disclosure. The representations and warranties and statements of fact made by Acquiree and the Acquiree Subsidiaries in this Agreement are, to the best Knowledge of the Acquiree, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

5.1 Indemnification. Subject to the provisions of this Article 5, the Acquiree agree to, indemnify fully in respect of, hold harmless and defend Purchaser, the Purchaser and each of the officers, agents and directors of Purchaser against any damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, including taxes, expenses (including, but not limited to, any and all interest, penalties and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) and losses (each, a “Claim” and collectively “Claims”) to which it or they may become subject arising out of or based on (i) any claim, action, litigation or charge brought by the shareholders of Acquiree pertaining to this Agreement and Acquiree’s authority to Close this Agreement.

5.2 Survival of Representations and Warranties. Notwithstanding provision in this Agreement to the contrary, the representations and warranties given or made by Acquiree and Purchaser under this Agreement shall survive the date hereof for a period of twelve (12) months from and after the Closing Date (the last day of such period is herein referred to as the “Expiration Date”), except that any written claim for breach thereof made and delivered prior to the Expiration Date to the Party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the Party making such claim; provided, however, that any representations and warranties that were fraudulently made shall not expire on the Expiration Date and shall survive indefinitely, and claims with respect to fraud by Acquiree, the Acquiree Stockholders or Purchaser may be made at any time.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1 Corporate Examinations and Investigations. Prior to the Closing, each Party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Purchaser and Acquiree as each Party may request. In order that each Party may have the full opportunity to do so, Purchaser and Acquiree, shall furnish each Party and its representatives during such period with all such information concerning the affairs of the other respective Party as may reasonably be requested and cause Purchaser or Acquiree and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each Party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each Party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each Party’s premises, with copies thereof to be provided to each Party and/or its representatives upon request.

6.2 Cooperation; Consents. Prior to the Closing, each Party shall cooperate with the other Party to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other Party such information as the other Party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each Party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing, and (ii) not enter into any material transactions or incur any liability not required or specifically contemplated hereby, without first obtaining the written consent of Purchaser and the Purchaser on the one hand and Acquiree and the holders of a majority of voting stock of Acquiree common stock on the other hand. Without the prior written consent of Purchaser, the Purchaser, Acquiree or the Acquiree Stockholders, except as required or specifically contemplated hereby, each Party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4 Litigation. From the date hereof through the Closing, each Party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such Party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such.

6.5 Notice of Default. From the date hereof through the Closing, each Party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such Party or which would render inaccurate in any material respect any of such Party’s representations or warranties herein.

6.6 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information, including the existence of this Agreement, received from the other Party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one Party or their respective agents prior to receipt from the other Party; (ii) information which is or becomes generally known; (iii) information acquired by a Party or their respective agents from a third Party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each Party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b) Access to Information.

(i) Purchaser will afford Acquiree and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Purchaser during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Purchaser, as Acquiree may reasonably request. No information or Knowledge obtained by Acquiree in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii) Acquiree will afford Purchaser and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Acquiree during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Acquiree, as Purchaser may reasonably request. No information or Knowledge obtained by Purchaser in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.7 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no Party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other Party, which consent shall not be unreasonably withheld. To the extent a Party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other Party prior to such disclosure.

6.8 Assistance with Post-Closing Reports and Inquiries. Upon the reasonable request of Purchaser, after the Closing Date, each Acquiree Stockholder shall use its, his or her reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Acquiree occurring, reported or filed prior to the Closing, as may be necessary or required by Acquiree for the preparation of the post-Closing Date reports that Acquiree is required to file.

ARTICLE 7
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Purchaser. The obligations of Acquiree and the Purchaser under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, Acquiree and/or the Acquiree stockholders shall have delivered or caused to be delivered to Purchaser the following:

(i) this Agreement duly executed by Acquiree; and

(ii) resignations signed for all existing officers and Directors of the Acquiree; and

(iii) legal opinion as detailed in Exhibit C; and

(iv) resolutions duly adopted by the Board of Directors of Acquiree, and if necessary according to the Memorandum and Articles of Association of Acquiree, by a majority of the shares of Common Stock of Acquiree, approving the following events or actions, as applicable:

a.	the execution, delivery and performance of this Agreement; and
b.	the Acquisition and the terms thereof; and
c.	fixing the number of authorized directors on the board of directors at 3 (Three); and
d.	the appointment of Cristopher Grunewald, (TBD) and Eoghan Reid to serve on the board of directors, immediately following the Closing; and

(v) a certificate of good standing for Acquiree from its jurisdiction of incorporation or other mutually agreeable party, dated not earlier than five (5) days prior to the Closing Date; and

(vi) a certification signed by the Managing Director of Acquiree , in a form reasonably acceptable to Purchaser and consistent with the terms of this Agreement, authorizing the issuanceof the certificates representing the Acquiree Shares, to be delivered pursuant to this Agreement registered in the name of the Purchaser; and

(vii) a copy of the Certificate of Incorporation, and Memorandum and Articles of Association of the Acquiree, as in effect on and as of the Closing Date, and a copy of the resolutions of the Board of Directors of the Acquiree authorizing and approving the Acquiree’ execution, delivery and performance of the Transaction Documents, all matters in connection with the Transaction Documents, and the transactions contemplated thereby; and

(viii) all corporate records, board minutes and resolutions, tax and financial records, agreements, seals and any other information or documents reasonably requested by Purchaser’ representatives with respect to Acquiree; and

(b) Representations and Warranties to be True. The representations and warranties of Acquiree herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Acquiree and the Acquiree Stockholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Liabilities. At the Closing, other than those liabilities as set forth on Schedule 7.1, Acquiree shall have no liabilities, debts or payables (contingent or otherwise), no tax obligations, and except as contemplated in this Agreement, no material changes to its business or financial condition shall have occurred since the date of this Agreement. All of the liabilities stated on Schedule 7.1 shall have accompanying pay off letters signed by each of the creditors therein;

(e) No Adverse Effect. The business and operations of Acquiree will not have suffered any Material Adverse Effect.

(f) Due Diligence. Purchaser shall have completed, and be satisfied with its due diligence review of Acquiree.

7.2 Conditions to Obligations of Acquiree. The obligations of Acquiree and the Acquiree Stockholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, Purchaser and/or the Purchaser shall have delivered to Acquiree the following:

(i) this Agreement duly executed by Purchaser and the Purchaser;

(ii) resolutions duly adopted by the Board of Directors of Purchaser authorizing and approving the execution, delivery and performance of this Agreement;

(iii) certificates representing the Exchange Shares of Purchaser in the names of the Acquiree shareholders, as shown in the Exhibit B Signature Block of Acquiree shareholders to this Agreement, to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers or instruments of like tenor; and

(b) Representations and Warranties True and Correct. The representations and warranties of Purchaser and the Purchaser herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Purchaser and the Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Adverse Effect. The business and operations of Purchaser will not have suffered any Material Adverse Effect.

ARTICLE 8
TERMINATION

8.1 This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Acquiree and the Purchaser;

(b) by either Acquiree or the Purchaser if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

(c) by the Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of Acquiree or the Acquiree Stockholders set forth in this Agreement, or if any representation or warranty of Acquiree shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Acquiree’ representations and warranties or breach by Acquiree or the Acquiree Stockholders is curable by Acquiree or the Acquiree Stockholders prior to the Closing Date, then the Purchaser may not terminate this Agreement under this Section 8.1 for thirty (30) days after delivery of written notice from the Purchaser to Acquiree and the Acquiree Stockholders of such breach, provided Acquiree and the Acquiree Stockholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 8.1 if they shall have materially breached this Agreement or if such breach by Acquiree or the Acquiree Stockholders is cured during such thirty (30) day period); or

(d) by Acquiree, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser or the Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser or the Purchaser shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Purchaser’ or the Purchaser’ representations and warranties or breach by Purchaser or the Purchaser is curable by Purchaser or the Purchaser prior to the Closing Date, then Acquiree may not terminate this Agreement under this Section 8.1 for thirty (30) days after delivery of written notice from Acquiree to Purchaser and the Purchaser of such breach, provided Purchaser and the Purchaser continue to exercise commercially reasonable efforts to cure such breach (it being understood that Acquiree may not terminate this Agreement pursuant to this Section 8.1 if it shall have materially breached this Agreement or if such breach by Purchaser or the Purchaser is cured during such thirty (30) day period).

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d), Section 8.1(e) or Section 8.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in Section 8.1, Section 8.2 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9
GENERAL PROVISIONS

9.1 Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the Party to whom the same is so delivered, sent or mailed at addresses and contact information set forth on the signature pages hereof (or at such other address for a Party as shall be specified by like notice). Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via email at the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (local time of the recipient) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (local time of the recipient) on any business day, (c) on the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the Party to whom such notice is required to be given.

9.1.1. Notice Addresses:

The Purchaser:
6750 Westown Pkwy Ste-200-226
West Des Moines, IA 50266

The Acquiree:
Celtic Biotech Ltd.
9610 NW 24 Court
Sunrise, Florida 33322

With a Copy to:
Celtic Biotech Ltd.
Unit 11, Burnell Court, Northern Cross, Malahide Road
Dublin 17, Ireland

9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each Party’s anticipated benefits under this Agreement.

9.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5 Separate Counsel. Each Party hereby expressly acknowledges that it has been advised to seek its own, and has obtained its own, separate legal counsel for advice with respect to this Agreement, and that no counsel to any Party hereto has acted or is acting as counsel to any other Party hereto in connection with this Agreement.

9.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Iowa. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Iowa, without regard to the principles of conflicts of law thereof. Each Party, and Mr. Eoghan Reid (a beneficiary hereof), agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of Polk. Each Party, and Mr. Eoghan Reid (a beneficiary hereof), hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Polk, Iowa, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party, and Mr. Eoghan Reid (a beneficiary hereof), hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either Party, and Mr. Eoghan Reid (a beneficiary hereof), shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.7 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other Party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

9.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Purchaser, Acquiree, and holders of a majority of the outstanding voting stock of Acquiree; provided that, the consent of any Purchaser or Acquiree shareholder that is a Party to this Agreement shall be required if the amendment or modification would disproportionately affect such shareholder (other than by virtue of their ownership of Purchaser or Acquiree shares, as applicable).

9.9 Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

9.10 Waiver. No waiver by any Party of any default or breach by another Party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.12 Recitals. The Recitals set forth in the preamble to this Agreement are hereby incorporated in and made a part of this Agreement by this reference.

REMAINDER OF PAGE INTENTIONALLY BLANK
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto execute this Share Exchange Agreement as of the date first written in the preamble to this Agreement.

PURCHASER: Celtic Biotech Iowa, Inc. An Iowa Corporation

By:	/s/ Cristopher Grunewald
Cristopher Grunewald, CEO

ACQUIREE:

CELTIC BIOTECH LIMITED, An Irish corporation

By:	/s/ Paul Reid
Paul Reid, CEO

Mr. Eohan Reid, for purposes of Section 9.6

By:	/s/ Eoghan Reid
Eoghan Reid

Exhibit A
Material Share Attributes of Celtic Biotech Iowa, Inc. Series B Preferred Shares

Par Value:	$5.00
Conversion Rate to Common:	1-1
Conversion Rights:	Convertible into common on a 1-1 basis
Votes:	1 vote per share upon conversion
Dividends:	Payable on par with the Common Share Distributions
Preference:	Series B shall be preferred above all following series Preferred Shares and the common stock, but after Series A Preferred Shares
Redemption:	Redeemable after 5 years from the date of issue
Redemption Value:	That value which the board determines above the Par value which is the total company valuation X 50% Divided by the total common shares outstanding on a fully diluted basis.
Automatic Conversion:	No Automatic Conversion
CALL Rights:	No CALL rights by the Issuer
PUT Rights:	No PUT rights to the Issuer

Exhibit B
Exchange Share Chart

Exhibit C
Acquiree Legal Opinion

7.1(a)(iii) legal opinion letter addressed to Purchaser provided by a law firm accepted by Purchaser to address those items listed in 1.2(a) and the following:

a.
Acquiree (a) is a Limited Company duly organized, validly existing, and in good standing under the laws of Ireland, and (b) has the power and authority and the legal right to own and operate its property and to conduct its business.

b.
Acquiree has the power and authority to execute, deliver and perform the Share Exchange Agreement to which it is a party and has taken all necessary organizational action to authorize the execution, delivery and performance of the Share Exchange Agreement to which it is a party.

c.
No consent, approval, authorization, order, filing, registration or qualification of or with any person or entity (including, without limitation, any governmental authority) is required in connection with the execution, delivery or performance by Acquiree of the Share Exchange Agreement.

d.	Acquiree has duly executed and delivered the Share Exchange Agreement to which it is a party.

e.
The execution, delivery and performance by Acquiree of the Share Exchange Agreement to which it is a party will not (a) violate the Memorandum and Articles of Associationof Acquiree, (b) violate any law applicable to Acquiree, or (c) to our knowledge, violate any determination of an arbitrator or a court or other governmental authority applicable to Acquiree.

f.
To our knowledge, no litigation, investigation or proceeding of or before any governmental authority are pending or threatened by or against Acquiree, or against any of its properties or revenues, existing or future (a) with respect to the Share Exchange Agreement or any of the transactions contemplated thereby, or (b) which, if adversely determined, would reasonably be expected to have a material adverse effect upon Acquiree.

g.	The Acquiree has corporate authority to issue the shares of the Acquiree's common stock to Purchaser.

h.	The officers of the Acquiree were duly authorized by resolutions of the Acquiree's Board of Directors to issue the shares of the Acquiree's common stock to Purchaser.

i.	The Acquiree is properly authorized to issue its common stock to Purchaser pursuant to the corporation laws of the nation of Ireland.

j.
To our actual knowledge, no litigation or other proceeding is now threatened or pending in writing against the Acquiree in which an unfavorable decision, finding or result would materially and adversely affect the Acquiree 's financial condition or legal ability to perform its obligations as described in the Share Exchange Agreement.

k.
Upon executing the Share Exchange Agreement, the obligations described thereunder will be obligations of the Acquiree, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.